UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2009

Einstein Noah Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

001-33515

(Commission File Number)

Delaware	13-3690261
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

555 Zang Street, Suite 300, Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

(303) 568-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	REGULATION FD DISCLOSURE

The Company held a conference call which is archived on the Company’s website at http://www.einsteinnoah.com/index.cfm?fuseaction=financialsMedia.content&content_id=20. The following points were discussed during the call:

•

In 2004, the average Company-operated restaurant generated $767,000 in sales and delivered $134,000 in restaurant-level contribution margin, yielding a 17.5% margin return. Since then, the Company has more than doubled the number of restaurants that generate in excess of $1 million in annual volumes, while the number of locations that operate below the $600,000 level has been reduced by 80%. Across the entire system, 2008 average unit volumes were just north of $900,000, with restaurant-level contribution margin of $183,000, for a 20.2% margin return.

•

The data shows that when a restaurant’s revenues exceed $1 million, the resulting margins exceed 20%. The Company believes that it can raise our average unit volumes to $1 million over the next three years and generate overall margins that could reach the 21%-22% range by 2012.

•

At a capital cost of approximately $80,000, upgraded restaurants show an average sales lift of approximately 3.2% as well as an approximate 50 basis point reduction in our cost of sales driven largely by investment in new technology to enhance the customers’ experience while delivering a cash on cash return in excess of 30%.

•	The fourth quarter 3.3% decrease in comparable store sales for company-owned restaurants consisted of a 7.6% reduction in traffic partially offset by a 4.6% increase in average check.

•	Total store weeks for 2008 was 21,701, and the weekly per store sales average for Company-owned restaurants in the fourth quarter was $17,212, while the average check was $7.46.

•	We have not taken all of our wheat coverage yet for the fourth quarter of 2009. For each dollar drop in the price of a bushel of wheat equates to $1.5 million in annualized savings.

•	Our catering revenues were approximately 4% of our total company-owned restaurant revenues.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EINSTEIN NOAH RESTAURANT GROUP, INC.

Date: March 3, 2009	/S/ RICHARD P. DUTKIEWICZ
Richard P. Dutkiewicz
Chief Financial Officer